Exhibit 99.1

FOR:	SKILLSOFT PLC

COMPANY CONTACT: Tom McDonald Chief Financial Officer (603) 324-3000, x4232

INVESTOR CONTACTS: Michael Polyviou/Peter Schmidt Financial Dynamics (212) 850-5748
SKILLSOFT REPORTS FIRST QUARTER FISCAL 2007 RESULTS
INCLUDING REVENUE OF $54.7 MILLION; EPS OF $0.04; AND
OPERATING CASH FLOW OF $18.1 MILLION
NASHUA, NH, May 26, 2006 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its first fiscal quarter ended April 30, 2006.
Fiscal 2007 First Quarter Results
The Company reported total revenue of $54.7 million for the first quarter ended April 30, 2006 of the fiscal year ending January 31, 2007 (fiscal 2007), which represented a 3% increase over the $53.3 million reported in the first quarter ended April 30, 2005 of the fiscal year ended January 31, 2006 (fiscal 2006). The Company’s Multi-Modal Learning segment, which excludes the Company’s other segment, Retail Certification, reported total revenue of $52.9 million for the fiscal 2007 first quarter, which represented a 10% increase over the $48.0 million reported in the fiscal 2006 first quarter. Revenue for the Retail Certification segment represents the amortization of the deferred revenue retained by the Company following the sale of certain assets related to SmartCertify in the fiscal 2006 first quarter. Gross margin was 88% for the fiscal 2007 first quarter compared to 89% for the first quarter of fiscal 2006.
The Company’s net income was $4.1 million, or $0.04 per basic and diluted share, for the fiscal 2007 first quarter. The fiscal 2007 first quarter net income includes restatement expenses of approximately $0.3 million for costs incurred for the ongoing SEC investigation. Significant non-cash charges included in the fiscal 2007 first quarter results were $5.7 million, consisting of $2.1 million for the amortization of intangible assets, stock-based compensation expense of $1.8 million and the non-cash provision for income tax of $1.8 million. SkillSoft reported net income of $2.5 million, or $0.02 per basic and diluted share, for the first quarter of fiscal 2006. The fiscal 2006 first quarter net income included restatement and restructuring expenses of approximately $1.0 million, which was comprised of $0.3 million for costs incurred for the ongoing SEC investigation and $0.7 million for facility shutdown and severance costs associated with the restructuring of the Company’s SmartCertify business unit in the United States and the closing of its SmartCertify sales office in Ireland. Also included in the fiscal 2006 first quarter results is a loss on the sale of certain assets related to SmartCertify of $0.7 million, which resulted mainly from investment banking and professional fees associated with the transaction. Significant non-cash charges included in the fiscal 2006 first quarter results were $3.2 million, which consisted of $2.2 million for amortization of intangible assets, stock-based compensation expense of $0.2 million and the non-cash provision for income tax of $0.8 million.

“We are pleased that our fiscal 2007 first quarter results came in ahead of the EPS range of $0.02 to $0.03 per basic and diluted share we forecasted in March 2006 for this period,” said Chuck Moran, President and Chief Executive Officer. “Our consistent quarterly earnings performance combined with a solid start in our first fiscal quarter leaves us confident in our ability to meet the financial targets previously set for the current fiscal year,” commented Moran.
The decrease in gross margin to 88% in the fiscal 2007 first quarter compared to 89% in the fiscal 2006 first quarter was due mainly to a higher mix of royalty-bearing content in the fiscal 2007 first quarter. Research and development expense increased to $10.0 million in the fiscal 2007 first quarter, which included $0.4 million of stock-based compensation expense, from $9.9 million in the fiscal 2006 first quarter. Sales and marketing expenses decreased to $23.3 million in the fiscal 2007 first quarter from $24.2 million in the fiscal 2006 first quarter. This decrease was primarily due to the $2.8 million sales and marketing expense reduction resulting from the sale of certain assets of SmartCertify in the fiscal 2006 first quarter, which was partially offset by $0.8 million of stock-based compensation expense, $0.7 million of additional investment in the Books24x7 sales force and $0.3 million of direct sales force headcount additions targeted at new customers. General and administrative expenses increased to $7.3 million in the fiscal 2007 first quarter compared to $6.3 million the fiscal 2006 first quarter. This increase was primarily due to $0.6 million of stock-based compensation expense and $0.5 million of expense in the quarter related to internally developed software for use with the Company’s internal financial systems. There were no restructuring charges in the fiscal 2007 first quarter as compared to $0.7 million of restructuring charges reported in the fiscal 2006 first quarter. Restatement charges were $0.3 million in both the fiscal 2007 and 2006 first quarters related to expenses for the ongoing SEC investigation.
SkillSoft had approximately $98.1 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of April 30, 2006 compared to $78.6 million as of January 31, 2006. This increase primarily reflects cash provided by operations of $18.1 million and cash provided by financing activities of $2.3 million in the three months ended April 30, 2006. These increases were partially offset by purchases of property and equipment of $1.3 million. The cash balance as of April 30, 2006 does not reflect the final payment of $15.25 million for the 2002 securities class action settlement, which is expected to be paid in fiscal 2007.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2006 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 11 days in the fiscal 2007 first quarter as compared to 14 days in the year ago period and 16 days in the fourth quarter of fiscal 2006. On a gross basis, which considers all items billed as receivables, DSOs were 78 days in the fiscal 2007 first quarter compared to 81 days in the year ago quarter and 144 days in the fourth quarter of fiscal 2006.
FISCAL 2007 OUTLOOK
Given the Company’s reported first quarter performance, SkillSoft is now targeting a revenue range of $213.7 million to $218.0 million as compared to the range set forth in its press release issued on March 10, 2006 of $212.0 million to $218.0 million. The Company, while raising the lower end of its full year revenue target, continues to anticipate its projected net income for fiscal 2007 to be between $16.0 million and $20.0 million, or $0.16 to $0.20 per basic and diluted share.
For the second quarter of fiscal 2007 ending July 31, 2006, the Company currently anticipates revenue to be in the range of $53.0 to $55.0 million. The Company currently anticipates its projected net income for the fiscal 2007 second quarter to be between $3.0 and $4.0 million, or $0.03 to $0.04 per basic and diluted share.
The Company’s projected net income in fiscal 2007 (including the second quarter of fiscal 2007) does not reflect any foreign exchange gains or losses. The fiscal 2007 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges, or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2007 and the second quarter of fiscal 2007) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2007.
The Company anticipates that it will have 102 million to 104 million diluted shares outstanding for earnings per share (EPS) calculation purposes in fiscal 2007.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, May 26, 2006 at 8:30 a.m. EDT to discuss the Company’s fiscal 2007 first quarter and fiscal 2007 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:00 p.m. EDT on May 26, 2006 until 11:59 p.m. EDT on June 2, 2006. The replay number is (973) 341-3080, passcode: 6115268. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft’s multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft’s in-depth content resources, learning management system, virtual classroom technology and support services.
Content offerings include SkillSoft’s business, IT, desktop and compliance courseware collections and BusinessPro™, ITPro™, OfficeEssentials™, FinancePro™, EngineeringPro™, GovEssentials™, ExecSummaries™ and ExecBlueprints™ collections from Books24x7(R). SkillSoft’s complementary technologies include SkillPort(R), the company’s learning management system with its powerful Search-and-Learn™ technology and premium add-on modules, and SkillSoft(R) Dialogue™ virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.
SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro,

FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of May 26, 2006. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
###

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30, 2006	January 31, 2006
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$93,143	$73,339
Restricted cash	4,907	5,039
Accounts receivable, net	47,904	85,681
Prepaid expenses and other current assets	19,679	22,006

Total current assets	165,633	186,065

Property and equipment, net	10,038	10,231
Goodwill	92,058	93,929
Intangible assets, net	6,563	8,711
Long-term investments	—	230
Deferred tax assets	694	694
Other assets	43	42

Total assets	$275,029	$299,902

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$2,302	$3,819
Accrued expenses	41,481	53,795
Deferred revenue	117,918	136,699

Total current liabilities	161,701	194,313

Total long-term liabilities	3,137	3,317

Total stockholders’ equity	110,191	102,272

Total liabilities and stockholders’ equity	$275,029	$299,902

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 30,
	2006	2005
Revenues	$54,653	$53,327
Cost of revenues (1)	6,451	5,834

Gross profit	48,202	47,493

Operating expenses:
Research and development (1)	9,965	9,917
Selling and marketing (1)	23,257	24,211
General and administrative (1)	7,280	6,284
Amortization of intangible assets	2,148	2,246
Restructuring	—	703
Restatement — SEC investigation	252	250

Total operating expenses	42,902	43,611

Other income / (expense), net	10	(110)
Interest income	805	356
Interest expense	(66)	(61)
Loss on sale of component, net	—	(681)

Income before provision for income taxes	6,049	3,386

Provision for income taxes	1,996	919

Net income	$4,053	$2,467

Net income, per share, basic	$0.04	$0.02

Basic weighted average common shares outstanding	101,037,377	105,662,213

Net income, per share, diluted	$0.04	$0.02

Diluted weighted average common shares outstanding	102,888,751	105,877,094

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues (includes $6 and $0 of FAS123R compensation expense, respectively)	$6	$—
Research and development (includes $314 and $0 of FAS123R compensation expense, respectively)	383	48
Selling and marketing (includes $606 and $0 of FAS123R compensation expense, respectively)	769	181
General and administrative (includes $608 and $0 of FAS123R compensation expense, respectively)	623	8

	$1,781	$237

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
	2006	2005
Cash flows from operating activities:

Net income	$4,053	$2,467
Adjustments to reconcile net income to net
cash provided by operating activities—
Depreciation and amortization	1,484	1,226
Amortization of intangible assets	2,148	2,246
Provision for bad debts	(303)	(226)
Loss on disposition	—	681
Provision for income taxes — non-cash	1,754	785
Stock-based compensation	1,781	237
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	38,546	38,835
Prepaid expenses and other current assets	2,625	286
Accounts payable	(1,541)	760
Accrued expenses (including long-term):
Accrued merger	(579)	(1,551)
Accrued restructuring	(70)	(2,277)
Accrued other	(12,300)	(12,364)
Deferred revenue	(19,507)	(17,861)

Net cash provided by operating activities	18,091	13,244

Cash flows from investing activities:

Purchases of property and equipment	(1,270)	(979)
Capitalized software development costs	—	(1,247)
Purchases of investments	(24,509)	(3,748)
Maturity of investments	8,370	10,225
Release of restricted cash	132	—

Net cash (used in) / provided by investing activities	(17,277)	4,251

Cash flows from financing activities:

Exercise of stock options	605	242
Proceeds from employee stock purchase plan	1,703	,336
Payments to acquire treasury stock	—	(6,163)

Net cash provided by / (used in) financing activities	2,308	(4,585)

Effect of exchange rate changes on cash and cash equivalents	406	(118)

Net increase in cash and cash equivalents	3,528	12,792
Cash and cash equivalents, beginning of period	51,937	34,906

Cash and cash equivalents, end of period	$55,465	$47,698